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                                                                   EXHIBIT 10.41


Greengrass Productions Inc.
Post Office Box 67630 Los Angeles CA 90067


As of March 30, 1995
as revised May 10, 1995

                                                                   VIA MESSENGER

Mr. Jon Vein
Sr. Vice President
Film Roman
12020 Chandler Blvd.
Suite 200
North Hollywood, California 91607


RE: "POPO AND THE MAGIC PEARL" ("PROPERTY")
A NINETY (90) MINUTE WEEKEND SPECIAL ("SPECIAL")
PRODUCTION SERVICE AGREEMENT ("AGREEMENT")
1995/96 BROADCAST SEASON
FILM ROMAN ("CONTRACTOR")

Dear Jon:

The following sets forth the terms and conditions of the agreement ("Agreement") entered into between you, on behalf of Contractor and me on behalf of Greengrass Productions, Inc. ("GP") for the production of the above-referenced project for initial broadcast as a ninety (90) minute Weekend Special for GP's 1995/96 Broadcast Season and which will also be edited as three (3) one-half (1/2) hour specials for subsequent broadcast and exploitation (collectively referred to herein as "Special").

1.   PRODUCTION SERVICES:

     (a) GP hereby orders the Special into production and engages Contractor to provide production services and materials for a the Special based on the Property, which will be owned by GP. Contractor will assemble the animation, together with all other elements of the Special owned by GP (including the underlying rights, script, story editing services, character designs, etc.) in accordance with all of the terms and conditions of this Agreement and deliver the production elements and creative materials to GP on a date designated by GP to enable GP to broadcast the Special on or about April of 1996.

     (b) GP shall own all rights (including, without limitation, the copyright) in and to the Special and all elements thereof (including without limitation the animation cels)and shall have full business, production and creative control over the
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     development and production of the Special and shall have full financial responsibility for the Approved Budget, as defined in Paragraph 2 below. Contractor's production services and materials shall be furnished pursuant to the Approved Budget,as well as, the production schedule and delivery schedule to be mutually agreed upon by the parties; however, the delivery date shall be no later than March 1, 1996.

     (c) Other than those items approved in the budget per paragraph 2 below, Contractor has no authority to and will not employ any person to serve in any capacity, nor contract for the purchase or renting of any article or material, nor make any agreement, committing GP to pay any sum of money for any reason whatsoever in connection with the services to be rendered by Contractor hereunder, or otherwise, without GP's prior written consent.

2. PRODUCTION:

     (a) Approved Budget (attached hereto as Exhibit B):

     In consideration of Contractor's furnishing production elements and creative materials pursuant to this Agreement and as full payment for Contractor's production services in connection with the Special, GP shall reimburse Contractor for an approved budget up to One Million Two Hundred Thousand Dollars ($1,200,000.00) ("Approved Budget"), subject to audit, for three (3) broadcasts of the Special.

     Contractor acknowledges that the Approved Budget includes the following costs:
          (i) an approved executive Producer/Production Service Fee of One Hundred Thousand Dollars ($100,000.00) ("Production Service Fee") for Contractor's services:

          (ii) all of GP's development costs including option/purchase price fees in the aggregate amount of Eleven Thousand Dollars ($11,000.00) and writing fees in the amount of Ten Thousand Six Hundred Ten Dollars ($10,610.00);

          (iii) Executive Producer Fees to Omega Hsu & Joseph Kleinman in the aggregate amount of Thirty Five Thousand Dollars ($35,000.00);

          (iv) the cost of any and all residuals required for a second and third broadcast of the Special, which is currently estimated at approximately Sixteen Thousand Six Hundred and Seventy Dollars ($16,670.00); and

          (v) the cost of all insurance required under paragraph 11 of this Agreement, including without limitation an estimated premium of Four Thousand Sixty-Five Dollars

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          ($4065.00) and an allocation of Two Thousand Dollars ($2000.00) as the cost of GP's blanket errors and omissions policy.

     (b)  Approved Additional Costs:

     The parties acknowledge and agree that the Approved Budget shall be deemed by the parties adequate to complete the Special in accordance with the production schedule and "Delivery Requirements" which are attached hereto as Exhibit "A" and made a part of this Agreement. Contractor agrees to use Contractor's best professional efforts to complete its production services and deliver the production elements and creative materials for the Special within the Approved Budget.

     Notwithstanding the foregoing, in the event GP requires changes in or additional production elements in connection with the Special and such additional or changed elements result in additional costs in excess of the Approved Budget, as well as for production overages resulting from occurrences of Force Majeure (as defined in Paragraph 16 below) (collectively referred to as "Approved Additional Costs"), provided GP Business Affairs approves such costs in writing, GP shall be fully responsible for such Approved Additional Costs and shall pay or reimburse Contractor for such Approved Additional Costs, subject to audit and recoupment by GP.

     (c)  Underages/Overages:

          (i) Underages: In the event the cost of production comes under the Approved Budget (plus Approved Additional Costs, if any) (the "Underage") GP and Contractor shall split equally any Underages up to an aggregate amount of Fifty Thousand Dollars ($50,000.00) (i.e., for every Two Dollars ($2.00) of savings, one dollar is saved by GP and the other dollar is paid to Contractor, so that Contractor can make a total of up to Twenty-Five Thousand Dollars [$25,000.00] over and above its Production Service Fee). Thereafter, GP shall be entitled to retain any additional savings.

          (ii) Overages: In the event the cost of production for the Special exceeds the Approved Budget (plus Approved Additional Costs, if any) (the "Overage") then with respect to such amounts Contractor shall be responsible for such Overage up to Fifty Thousand Dollars ($50,000.00) and Contractor's contribution shall be deducted from Contractor's Production Service Fee. Any Overage in excess of Fifty Thousand Dollars ($50,000.00) shall be paid by GP provided those costs have been preapproved by GP.

     (d) Payment Schedule: The Approved Budget shall be payable as follows:

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          (i) Contractor shall be entitled to a pre-production advance of One
          Hundred Twenty Thousand Dollars ($120,000.00) upon receipt of an executed copy of this Agreement and receipt of a certificate of insurance that complies with the terms of paragraph 11 below;

          (ii) the balance of the Approved Budget shall be paid in accordance with a cash flow procedure approved by the Chief Financial Officer of GP. In exercising its discretion, GP will use commercially reasonable efforts to approve a cash flow that will not cause Contractor to go out of pocket, except during the final audit of the production.

     (e) Production Documents: Contractor will provide GP, upon completion of Contractor's production services and delivery of the Special with accurate music cue sheets and schedules pertaining to residuals, pre-approved royalties, and any other pre-approved fees and/or obligations that are required to be paid pursuant to any production agreements, union and/or guild agreements or money owed to any third parties as a result of rebroadcasting or exploiting the Special.

3.   CREDITS:

     (a) Contractor shall be fully responsible for providing all screen credits on the Special that are required pursuant to Network requirements and in accordance with the terms of the applicable guild or union agreements and production agreements; provided, however, that GP and ABC shall have the right to approve, all screen credits before they are finalized. Contractor shall place GP's name and logo in the last position in the end titles of the Special, immediately following Contractor's name and logo. The precise duration, and size of GP's name and logo shall be equal to that accorded to Contractor.

     (b) Contractor shall receive credit on the Special in substantially the following form:

          "Produced by Film Roman
          in association with
          Greengrass Production, Inc."

     (c)  Contractor shall place the following copyright notice on the Special:

          This motion picture is protected under the laws of the United States and other countries, and its unauthorized duplication, distribution or exhibition may result in civil liability and criminal prosection.

          This motion picture was first published in the United States of America. Greengrass Productions, Inc. is the

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          author of this motion picture for purposes of Article 15 (2) of the
          Berne Convention and all national laws giving effect thereto."

          Copyright (C)1996 Greengrass Productions, Inc.
          All Rights Reserved

     (d) Omega Hsu and Joseph Kleinman shall receive shared credit as Co-Executive Producers on a single card, and Phil Roman shall receive credit as the Executive Producer on a single card.

     (e) The following writer credits shall be placed on the Special:

               Story by Omega Hsu & Joseph Kleinman

               Teleplay by Joseph Kleinman & Julianne Klemm

          Position, size, prominence, style, form and all other matters relating to credits shall be determined by GP in its sole discretion.

4. TERM: The Term of this Agreement shall mean the period commencing on the date first written above and terminate upon completion by Contractor of all its obligations under this Agreement. In addition, any obligations which remain executory after the Term shall remain in force until expiration or discharge.

5. DELIVERY: Delivery of all required production materials shall be at on or before March 1, 1996. Timely delivery of the production materials, in accordance with the Delivery Requirements and on such date is of the essence to this Agreement.

6. CREATIVE APPROVALS AND PRODUCTION CONTROL: GP shall have the sole and final approval over all creative, financial and business aspects of development and production of the Special, including, without limitation, approval of the following:

     (a) the writer(s), script, the revisions thereto, storyboards, characters, character designs, uses of characterizations and property on which the script is based;

     (b) all talent and key production personnel including the director, executive producer (Omega Hsu & Joseph Kleinman are hereby approved as Co-executive producers), animation director, art director, line-producer, animator, voices, narrators, technical personnel, composer, production accountant and compensation for each of the foregoing;

     (c) the budget, production schedule and all expenditures;

     (d) all on screen and paid advertising credits accorded any person or entity and the titles (main and end);

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     (e) the animation studio(s) where the Special is to be produced, the facilities where post production is to be done, and the laboratory where the negatives, prints, tapes and other elements of the programs are to be held;

     (f) music and lyrics and all delivered product;

     (g) Contractor shall comply with GP's Broadcast Standards and Practices policies, and GP's Credit Policies and Delivery Requirements which are attached to this Agreement.

     In exercising its approval rights GP will use best efforts to make its decisions within 72 business hours from receipt of materials from Contractor, weekends and holidays are excluded from such turnaround period. If GP needs additional time, Contractor shall accommodate their request, provided it does not hinder the. flow of production, or delivery or increase costs. The turnaround period specified herein is to provide a good faith cooperative framework of dealing between the parties, so that Contractor can meet its production deadlines; however, GP shall not be deemed in breach of this Agreement for failure to respond in said time period.

7. RESULTS AND PROCEEDS: Contractor and GP acknowledge and agree that all of the results and proceeds of Contractor's services hereunder are and will be created by Contractor as a "work-made-for-hire" specially ordered or commissioned by GP and GP is deemed the sole author of all such results and proceeds. If it is determined that such results and proceeds are not a "work-made-for-hire", then Contractor hereby irrevocably and exclusively assigns all rights therein and thereto (including, without limitation, all copyrights and renewals and extensions thereof) to GP. Contractor acknowledges and agrees that GP is and shall be the sole and exclusive owner of all rights of every kind and nature in, to and with respect to Contractor's services hereunder and the results and proceeds thereof and that GP shall have the right to use, refrain from using, change, modify, add to, subtract from and to exploit, advertise, exhibit, and otherwise turn to account any or all of the foregoing in any manner and in any and all media, whether now known or hereafter devised, throughout the world, in perpetuity, in all languages, as GP in its sole discretion shall determine.

     The termination of this Agreement for any reason shall not affect GP's ownership of the results and proceeds of Contractor's services hereunder or alter any warranty, representation, covenant, or undertaking on the part of Contractor hereunder.

8. FUTURE EXPLOITATION OF SPECIAL: Contractor shall not be entitled to any additional payment in connection with any exhibition, use and/or exploitation of the Special by GP. GP or its designee, shall sign a Buyer's Assumption Agreement with respect to all residuals, other than those specified in paragraph 2 (a)
(iv) above.

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  9. REPRESENTATIONS AND WARRANTIES: In addition to representations and warranties contained elsewhere in this Agreement,

     1. Contractor Representations and Warranties: Contractor represents and warrants for the benefit of GP that, with respect to the creative and other production elements supplied by it hereunder:

          (a) Contractor has the full right, power and authority to make and enter into this Agreement and to perform all of the obligations to be performed by Contractor hereunder

          (b) Contractor has secured and/or will secure prior to its furnishing production services and materials for the programs all rights and licenses necessary for Contractor's delivery of the necessary creative materials and other production elements for the Special and all uses permitted hereunder of the Special. These rights shall include, without limitation, all literary, artistic and/or intellectual property rights, music performing and synchronization rights sufficient to enable GP to exploit or cause the exploitation of the Special in accordance with the terms of this Agreement, and privacy rights and releases therefor. GP acknowledges that it has secured the underlying rights to the Property written by Omega Hsu & Joseph Kleinman, story written by Omega Hsu & Joseph Kleinman and teleplay written by Joseph Kleinman & Julianne Klemm (collectively referred to as the "Underlying Rights") and that this representation and warranty does not extend to the acquisition of the Underlying Rights, however, the representation and warranty does extend to securing any rights Contractor is made aware of as a result of a script clearance report, as Contractor acknowledges that it is Contractor's obligation; to clear the script before production of the Special. All the above rights shall be fully assignable and shall be deemed assigned to GP;

          (c) There are no agreements, nor shall Contractor enter into any agreements, which would prevent the fulfillment of this Agreement by Contractor.

          (d) Any creative materials and production elements provided by Contractor to GP shall be of quality consistent with productions intended for network television broadcast;

          (e) With respect to production elements and creative materials furnished by Contractor for inclusion in the Special, Contractor agrees that to the best of Contractor's knowledge after exercising reasonable diligence (which includes obtaining a script clearance report), neither said elements or materials supplied by Contractor hereunder, in accordance with the terms

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          hereof, nor the use hereunder of the Special containing  such production elements or materials, or any visual or aural element thereof, will violate or infringe on the copyright, trademark, trade name, performing, patent or literary right, the right of privacy, right of publicity or any other similar or dissimilar right or privilege, or constitute a libel or slander or other defamation against, any person, firm, corporation, government or other entity;

          (f) That there is not now outstanding any litigation or threatened litigation or claims or threats of any claims which impair: (i) the rights, licenses or privileges of Contractor being transferred to GP hereunder or, (ii) Contractor's ability to perform the production services.

     2. GP'S Representations and Warranties: GP hereby represents, warrants and agrees as follows:

          (a) That GP has the full right, power and authority to make and enter into this Agreement and to perform all of the obligations to be performed by GP hereunder; that GP has not and will not breach any covenant or condition to be kept or performed under or pursuant to any agreements between GP and any third party in so far as such agreement(s) relate to GP' s obligations to Contractor pursuant to this Agreement.

          (b) That there is not now outstanding any litigation or threatened litigation or claims or threats of any claims which impair the ability of GP to engage Contractor to perform production services hereunder.

          (c) That GP shall indemnify and hold Contractor, and its officers, directors, shareholders, employees, agents, licensees, successors and assigns, and each of them, harmless from and against any and all liabilities and expenses including reasonable attorneys' fees arising out of or relating to (i) any breach by GP of any of the representations, warranties or agreements made by GP in this Agreement, or (ii) any material GP furnished to Contractor, except if such claim arises out of the obligation of Contractor to clear such material pursuant to paragraph 9 1. (b) above.

10. AUDIT RIGHTS: GP shall have the right to audit Contractor's books and records relating to the production services and materials provided hereunder.

11.  INSURANCE: Contractor shall furnish the following:

     (a) Prior to furnishing such materials and elements to GP, Contractor shall, at its own expense, obtain and maintain for such length of time as is necessary to cover any and all

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     claims arising out of or in connection with the use of said materials and elements in the production and/or telecast of the Special, the following insurance policies each of which shall name GP as a named insured, (except worker's compensation) and which shall be acceptable to GP:

          (i) Worker's Compensation Insurance adequate to comply with statutory requirements covering all persons employed by Contractor in connection with the Special, including, if applicable, foreign workers' compensation insurance (which policy or policies shall include an employer liability endorsement and a repatriation expense rider);

          (ii) Employer's Liability Insurance, having a single limit of at least One Hundred Thousand Dollars ($100,000.00) per occurrence:

          (iii) Comprehensive General Liability Insurance (including contractual liability and personal injury liability coverage), having a combined single limit (bodily injury and property damage) of at least One Million Dollars ($1,000,00.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate:

          (iv) Automobile Liability Insurance (owned and non-owned vehicles), having a combined single limit (bodily injury and-property damage) of at least One Million Dollars ($1,000,000.00) per occurrence:

          (v) Umbrella Liability Insurance, having a combined single limit (bodily injury and property damage) of at least Five Million Dollars ($5,000,000.00), per occurrence and in the aggregate, on a following form basis, excess of the policies described in Paragraphs (ii), (iii) and (iv) above:

          (vi) Television Producer's Liability Insurance (Errors & Omissions Insurance) for a period of three (3) years, having limits of at least One Million Dollars ($1,000,000.00) for each claim, with an annual aggregate limit of at least Three Million Dollars ($3,000,000.00). Such insurance shall have standard coverage, including but not limited to, coverage with respect to libel/slander or other forms of defamation, infringements of common law or statutory copyright, infringements of rights in material to be broadcast or in the manner of presentation thereof, infringement of privacy rights, breach of implied contract and unauthorized use of material in the Special. Any restrictions of coverage on the title, music or other rights shall be stated on the certificate of insurance and cleared prior to delivery of the production materials to GP. Additionally, any deductibles shall be stated on the certificate of insurance: and

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          (vii) Entertainment Package Insurance, to include at the least:
          Production Personnel Coverage, Animator Coverage, Third Party Property Damage Coverage, Faulty Stock Coverage and Negative Film Coverage. The terms, conditions and limits of these coverages shall be comparable to that which is customary for a project of this nature. These coverages shall protect Contractor and GP to the extent of GP's insurable interest. The Negative Film Coverage for the Special shall continue until an edited master or earliest generation tape of each program shall have been stored in a fireproof vault, separate from the fireproof vault in which the original footage of such program shall be stored.

     (b) Each of the policies required herein shall include a provision requiring the insurance company to give GP prompt notice, in writing by registered mail of at least thirty (30) days, of any reduction in coverage, material modification or cancellation thereof. No reduction of coverage, material modification or cancellation of such policies, which may affect GP's rights hereunder, shall be made by Contractor without first obtaining the prior written approval of GP. Promptly after securing such policies, Contractor shall furnish GP with certificates of insurance and copies of the insurance policies. Capital Cities/GP, Inc. shall be named as additional insured in all polices of insurance (except Workers' Compensation) obtained by Contractor in compliance with this paragraph, and all of Contractor's policies shall be primary.

     (c) Any terms and conditions appearing in the certificate of insurance that are contrary to this Agreement shall be unacceptable and null and void (regardless of receipt by GP) unless GP has agreed to each specific term and condition in writing.

     (d) If any such insurance should be altered or terminated without GP's prior written consent, and GP fails to secure immediately thereon, substitute insurance, then GP may secure such insurance and either bill Contractor for the premium for such insurance or deduct such premium from any amounts due or to become due under this or any other agreement.

12. INDEMNITIES: With respect to the creative materials and other production elements furnished by Contractor hereunder:

     (a) Contractor shall at all times indemnify and hold harmless Capital Cities/GP, Inc., its divisions and subsidiaries, each sponsor of the Special hereunder, each sponsor's advertising agency, each station affiliated with GP and any present or former officers, directors, shareholders, employees, licensees and agents of the foregoing, and their heirs, executors, administrators, successors and assigns, against and from any and all claims, actions, demands, damages, liabilities, costs

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     and penalties, including attorney's fees, arising out of:

          (i) The production, delivery, broadcast or exhibition of the Special, the advertising, promotion of the Special, the use by GP of the Special, the existence of the Special, any and all elements (including but not limited to "clips" and music) contained in the Special or any other material or thing furnished by, for or with the authorization of Contractor and/or used in connection with the Special;

          (ii) Any and all or actual violations, conflicts with or infringements upon any alleged right whatsoever of any person, entity or corporation;

          (iii) Any and all alleged uses by GP of the name, picture or likeness of any of the above-the-line talent in connection with GP's advertising and publicity of the Special or in connection with GP mentioning the product or services of any sponsor provided that no such use shall constitute an endorsement of any product or services;

          (iv) Any act or omission by Contractor or any person whose services shall be furnished by Contractor in connection with this Agreement;

          (v) Any contract or arrangement between Contractor and a third party; and

          (vi) Any breach by Contractor of any representation or warranty made or obligation promised in connection with the Special.

GP's review and approval of any element or material used in connection with the Special or the Special itself shall not constitute a waiver of Contractor's indemnity obligation hereunder;

(b) Contractor will reimburse GP upon demand for any payments made by GP at any time after the date hereof with respect to any liability, damage or expense to which the foregoing indemnities relate. GP will promptly notify Contractor of any such claim, action or demand and Contractor will hire counsel acceptable to GP to represent GP. By giving written notice to GP, Contractor may assume the defense of any such claim, action or demand, provided; however, GP shall retain the right to choose counsel to solely represent GP's interest, and in the event GP exercises its right to separate counsel, Contractor shall not be relieved of its obligation hereunder to pay for any liabilities, damages or expenses (including attorney's fees) incurred by GP. Contractor shall not settle any such claim, action or demand without the prior written approval of GP.

13.  SURVIVAL OF WARRANTIES AND INDEMNITIES: All representations,

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warranties and indemnities hereunder shall survive the expiration or earlier termination of this agreement, unless expressly modified by subsequent agreements.

14.  MUSIC:

     (a) Contractor represents and warrants that no Composer will be engaged until Composer has signed the GP Composer Agreement and GP has confirmed to Contractor that it is satisfied with the Agreement and is prepared to countersign it.

     (b) In the event Contractor uses music owned by a third party (i.e. "needledrops"), Contractor shall secure worldwide, perpetual music synchronization rights, where necessary, for all media, including, without limitation, theatrical, non-theatrical, television, video cassettes/video discs and pay and cable television for each musical composition performed in the Special to be produced hereunder.

     (c) Contractor represents and warrants that the performing rights to all musical compositions contained in the Special are either (i) controlled by BMI, ASCAP, SESAC, or (ii) in the public domain or (iii) controlled by Contractor, in which case Contractor hereby assigns to GP such rights so that GP has the right to incorporate the compositions in the Special for the uses contemplated hereunder and to perform and authorize the performance of such compositions throughout the world, in perpetuity, without any additional compensation.

     (d) Contractor will furnish GP with music cue sheet upon delivery of the Special, and any other necessary information concerning title, composer and publisher of all music contained in the Special, upon further request.

15. NO OBLIGATION TO PROCEED: Nothing herein contained shall in any way obligate GP to produce, exhibit, release, perform, advertise, or distribute any Special, or otherwise to exercise, exploit or make any use of the production services or materials supplied by Contractor, and its obligation to Contractor shall be fulfilled by making the payments to the extent applicable, as provided herein. In the event GP asks Contractor to cease production at any time prior to delivery of the Special, and provided Contractor is not in breach of this Agreement, GP shall reimburse Contractor for all expenses incurred by Contractor to the date of cancellation, and any contractual obligations which Contractor cannot mitigate despite best efforts to do so, provided said expenses are relative to the production, within the Approved Budget and following audit by GP.

16. FORCE MAJEURE: The failure of Contractor to timely supply its production services and materials because of fire, flood, epidemic, earthquake, explosion, accident, or other act of God; act of public enemy; act of government, including governmental order, regulation or order of any court of competent jurisdiction; illness or

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incapacity of a member of the cast or the director; labor dispute or strike;
riot; civil disturbance; war (whether declared or undeclared) or armed conflict; failure of common carriers; or other cause of a similar nature beyond the control of Contractor shall not constitute grounds for any action by GP to recover damages. Any time period or date certain specified in this agreement shall be postponed for a period of time equal to the duration of the event of force majeure. In the event of a force majeure event, Contractor shall promptly notify GP whether or not it shall be able to make a late performance of its obligations hereunder, and if so, when that shall occur; provided, however, that if the force majeure event causes a delay of thirty (30) days or more, this agreement may be terminated at the option of either party; provided, however, GP will be entitled to receive a refund from Contractor of all monies theretofore advanced by GP, minus any reimbursement received through any insurance coverage provided for in this agreement, and actually paid.

17. CONFIDENTIALITY: Other than as may be required by any applicable law, governmental order or regulation or by order or decree of any court of competent jurisdiction; neither party shall publicly divulge or announce, or in any manner disclose to any third party, any of the specific terms and conditions of this agreement, including without limitation the reimbursements payable hereunder. For the sole purpose of this paragraph, third party shall be deemed not to include accountants, auditors, legal counsel, lending institutions, and parent or related companies.

18. ASSIGNMENT: GP may assign or license its rights hereunder in whole or in part to any third party.

19.  SERVICE OF NOTICE:

     (a) All notices which GP is required, or may desire, to give Contractor shall be given in writing and delivered by hand, registered mail, telegram, telex, facsimile or air courier to Contractor at the address set forth above in this agreement. All notices which Contractor is required, or may desire, to give GP shall be given in writing and delivered by hand, registered mail, telegram, telex, facsimile or air courier to GP Business Affairs, 2040 Avenue of the Stars, 5th Floor, Century City, CA 90067.

     (b) If the last date on which a notice that this Agreement requires or permits to be given shall fall on a Saturday, Sunday or day on which the department of the sending party responsible for sending such notice is not open for business ("closed day"), then such last date shall be deemed postponed until the first day that is not a Saturday, Sunday or closed day.

20. CALIFORNIA LAW: This Agreement shall be governed by the law of the State of California applicable to agreements executed and performed entirely therein.

21. WAIVER: A waiver of any provision hereof in any instance shall not be construed as a waiver thereof for the future. All rights and remedies of GP with respect to the Special shall be cumulative and the exercise by GP of any rights and/or remedies hereunder shall not interfere with or prevent the exercise of any other right or remedy which may be available to GP.

22. RELATIONSHIP OF PARTIES: Contractor and GP are independent contractors with respect to each and nothing herein shall create any association, partnership, joint venture or agency relationship between Contractor and GP. All persons employed by Contractor in connection with Contractor's performance hereunder shall be Contractor's employees or agents, and, as between Contractor and GP, Contractor shall be solely responsible for all matters relating to such persons, including, without limitation, all compensation, withholding taxes, workers' compensation insurance and any other payments, deductions and contributions which may be required by any law, personal service contract, or collective bargaining agreement applicable to Contractor and/or such persons. Contractor shall indemnify, defend and hold harmless GP and GP's affiliates, licensees and assigns from and against the obligation to make any such payments, deductions or contributions.

23.  PROVISION VALIDITY

     (a) In the event that any provision of this agreement is deemed by a court of competent jurisdiction to be invalid or unenforceable, then that provision shall be deemed to have been deleted herefrom and shall in no way affect the validity or enforceability of any other provision of this agreement.

     (b) If any provision hereof conflicts with any law, the latter shall prevail, but such provision shall be restricted only to the extent necessary to meet the applicable minimum requirements of such law and shall not affect any other provision hereof nor the validity or enforceability of this Agreement.

24. DEFAULT/TERMINATION: If Contractor breaches any of the terms or provisions of this agreement and fails to cure such breach within ten (10) business days after receipt of written notice from GP, or if at any time prior to delivery of any program to GP, Contractor is adjudicated bankrupt or formally seeks any form of relief from its financial obligations hereunder, or if Contractor fails to perform this Agreement, or if Contractor abandons its obligation to perform the production services hereunder, then in any such event, GP, in addition to any and all other rights it may have under this Agreement or in law or in equity, may declare Contractor to be in default hereunder and may terminate this Agreement immediately.

25.  REMEDIES:

     (a) No breach of GP's obligations under this Agreement shall entitle Contractor to equitable remedies. Contractor agrees. that the rights of Contractor shall be limited to the right, if any, to obtain damages in an action at law.

     (b) Contractor agrees that the services provided by Contractor hereunder and the rights accorded in connection with such services are unique, the loss of which cannot be adequately compensated for in damages in an action at law. If Contractor defaults in an Agreement obligation, GP shall, in addition to any other rights which GP may have as to damages or otherwise, be entitled to seek injunctive relief and other equitable relief to restrain, enjoin, or prevent the breach of any obligation hereunder. Pursuit by GP of one remedy shall not be construed as a waiver of any other remedy.

26. SECTION 507: In compliance with Section 507 of the Communications Act of 1934, as amended, Contractor represents and warrants that it has not accepted nor agreed to accept, and will not permit its employees, agents, representative, contractors or affiliated entities to accept any monies, services or other consideration for the inclusion of any commercial material or matter in the Special. Contractor hereby certifies that it has no knowledge of any information relating to the Special that is required to be disclosed by GP under Section 507 and that it will promptly disclose to GP any such information of which it hereafter acquires knowledge. At GP's request, Contractor will furnish to GP such affidavits or statements as GP may require with respect to compliance with
Section 507.

27. FURTHER ASSURANCES: Contractor shall execute and deliver to GP, promptly upon GP's request, any other instruments or documents

Capital Cities/ABC Inc.


To:       Those Listed Below
From:     Steve Nenno
Date:     August 12, 1994
Subject:  PROGRAM ELEMENT DELIVERY REQUIREMENTS - REVISION

Attached is the new "Programs Element Delivery Requirements." This replaces the July 13, 1993 version.

This revision incorporates a major change in our videotape specifications. Effective with our Fall 1994 program schedule, as advised, we are switching our video tape standard to D-2. (All programming, commercial and public service material will on D-2.)

See the new Program and Commercial Material Videotape Specifications (Appendix Pages 1 - 9).

Please distribute as required.



                                         /s/ Steve Nenno
                                         ---------------
                                         Steve Nenno

Attachment

TO:  J. Abbattista, L. Alphonso, R. Apter,
     B. Bloos, S. Condon Wilcox, F. Cuciti, P. Davis,
     J. Dispenza, M. Domal, H. Dzodin, D. Elliot,
     A. Farinacci, P. Flli-Krushel, P. Friedman,
     J. Galvin, F. Glugliano, W. Horliby,
     P. Kopp lsann, D. Levin, N. MacLeod, T. Mahony,
     G. Miceli, R. McGee, D. Nuzzi, J. Rapella,
     S. Rebidas, E. Rend, W. Rowe, K. Seier, B. Simon,
     D. Tryneski, W. Temple, T. Van Schaick, R. Wallen - NY
     S. Brower, M. Carlson, ________, K. Fleary,
     C. Ginsburg, J. Hamlin, T. Harbert, W. Haren,
     L. Harrison, E. Hirst, C. Sopp , D. Leoni,
     B. McAndrens, D. Morris, M. Pedowitz, R. Pratz,
     B. Rietzel, H. Scott, A. Sternfeld, B. Stoddard,
     R. Sunderlznd, J. Trias, T. Weaver, R.A. Young,
     M. Zakarin - LA

I.   GENERAL REQUIREMENTS

     All elements must meet Network technical standards (see Appendix).

     All programs must conform to the requirements of the Network program format.

     All prime time series programs shall commence with program material preceding the main title. In addition, all thirty (30)-minute programs shall consist of two (2) acts, plus a tag of at least one (1) minute in length, and all sixty (60)-minute programs shall consist of four (4) acts, plus either a tag of at least one (1) minute in length, a trailer of thirty
     (30) seconds in length, or both a tag and a trailer.

     All prime time programs are to be delivered in stereo.

     The delivery date for all programs is two (2) weeks prior to air.

     All elements the Packager is required to deliver to the Network will be returned to the Packager in an as-is condition after ABC's rights have expired.

     Any additional elements manufactured at ABC's expense may, at ABC's option, be made available for sale to the Packager, retained by ABC for file and reference, or destroyed. To acquire ABC-manufactured Closed Captioned elements, the Packager must first secure clearance from the National Captioning Institute. ABC will determine the charge, if any, based in part on the then current cost of videotape stock.

     The Packager will remove all commercial, promotional and public service material from such tapes.

     To purchase the ABC-manufactured elements, the Packager must notify the Network prior to each season of its intention to acquire such tapes.

II. PROGRAMS PRODUCED ON FILM (EXCEPT MOTION PICTURES FOR TELEVISION AND MINI-SERIES)

     For each episode of a series or a special program, the Packager is to deliver:

     A. One (1) 1/2" VHS video cassette of each day's dailies, or the film dailies for screening purposes.

     B. Three (3) 1/2" VHS video cassettes of final rough cut, or the film rough cut for screening purposes.

     C.   One (1)  1/2" VHS video cassette of the final version.

     D.   Two (2) D-2 videotapes of the earliest generation for telecast.

III. MOTION PICTURES FOR TELEVISION AND MINI-SERIES

     For each motion picture for television and mini-series, the Packager is to deliver:

     A. Two (2) 1/2" VHS video cassettes of each day's dailies, or the film dailies for screening purposes.

     B. Two (2) 1/2" VHS video cassettes of final rough cut, or the film rough cut for screening purposes.

     C. one (1) temp dub no later than thirty (30) days prior to the date of delivery of the completed motion picture for television/mini-series which shall contain, but not be limited to, the following elements:

          1. Temp music track
          2. Visual effects
          3. Temp sound effects track
          4. Temp titles

          The above shall be an as-close-to-the-final version of the motion picture for television/mini-series as possible for review purposes by the press.

     D.   One (1)  1/2" VHS video cassette of the final version.

     E.   Two (2) D-2 videotapes of the earliest generation for telecast.

     F.   One line continuity sheet with running times and omissions.

IV.  PROGRAMS PRODUCED ON VIDEOTAPE

     For each episode of a series or a special program, the Packager is to deliver:

     A.   Three (3)  1/2" VHS video cassettes of the rough cut.

     B.   One (1)  1/2" VHS video cassette of the final version.

     C.   Two (2) D-2 videotapes of the earliest generation for telecast.

V.   THEATRICAL FEATURE FILMS

     For each theatrical feature film, the Packager is to deliver:

     A. Two (2) copies of the original theatrical version of the film for screening on 3/4" video cassettes, panned and scanned for TV, in stereo (channels 1 and 2) and with drop frame time code (both visual and address track) referenced to the Director's approved film transfer master. ABC shall return the New York delivered 3/4" video cassette after viewing.

     B.   One (1) copy of the production company's lined script and dailies log.

     C. Two (2) copies of the combined continuity script for the theatrical film release.

     D. Two (2) copies of the final network version of the film panned and scanned for TV, in stereo (channel 1 left and channel 2 right) for screening on 3/4" video cassettes with drop-frame time code (both visual and address track). The "final network version", edited and formatted as requested by ABC Entertainment, must be approved by ABC Broadcast Standards and Practices, as well as the Director of the Film.

     E. Two (2) D-2 videotapes (with drop-frame time code on the dedicated time code track only) of the approved final network version master for ABC's use in creating a submaster which will be formatted for commercial integration and telecast. The submitted master is subject to approval by ABC Broadcast Operations and Engineering.

     ABC shall return the New York delivered 3/4" video cassette referred to in "D" above and the New York delivered D-2 videotapes referred to in "E" above after the approval of their respective network versions.

     Promotional Materials
     ---------------------

     To enable ABC to promote the programs effectively and for in-house sales use, the Packagers shall deliver to ABC's Los Angeles On-Air Promotion Department as soon as available or no later than three weeks prior to air, the following on D-2 videotape (one-hour reels) and on 3/4" video cassette:

     1.   One (1) copy of the final network version of the film with:

          A. D-2 video tape with dialogue on channel 1, effects on channel 2 and stereo music on channel 3 and channel 4 with drop frame time code and VITC.

          B. 3/4" video cassette with matching drop frame time code on ADDRESS TRACK and visible in lower left third of the picture within title safe, without Dolby encoding.

     2. The theatrical feature film trailer elements (prefer textless) with drop frame time code (without Dolby encoding) and VITC.

     3. The electronic press kit produced for the theatrical feature film, if available.

     ABC may retain or destroy any trailer elements or electronic press kit materials.

     Music Cue Sheets
     ----------------

     A music cue sheet for the film shall be provided which sets forth each musical composition used therein, as well as the title, the names of the composers and publisher, and exact timings and types of usages.

VI.  ABC AFTERSCHOOL SPECIALS

     A.   GENERAL REQUIREMENTS

          All elements must meet Network technical standards (see Appendix).

          All episodes must conform to the requirements of the Network Program format.

          All episodes are to be delivered in stereo.

          The delivery date for all programs is three (3) weeks prior to air.

          All elements the Packager is required to deliver to the Network will be returned to the Packager in an as-is condition after ABC's rights have expired.

          Any additional elements manufactured at ABC's expense may, at ABC's option, be offered for sale to the Packager, retained by ABC for file and reference, or destroyed. To acquire ABC manufactured Closed Captioned elements, the Packager Dust first secure clearance from the National Captioning Institute. ABC will determine the charge, if any, based in part on the then current cost of videotape stock.

          The Packager will resolve all commercial, promotional and public service material from such tapes.

          To purchase the ABC-manufactured elements, the Packager must notify the Network prior to each season of its intention to acquire such tapes.

B.        SPECIFIC REQUIREMENTS

          For each episode, the Packager is to deliver:

          1. One (1) 1/2" VHS video cassette of each day's dailies, or the film dailies for screening purposes, or the Network is to have access to the Packager dailies screenings.

          2. Two (2) 1/2" VHS video cassettes of first rough cut, or the film rough cut for screening purposes, or the Network is to have access to the Packager rough cut screening.

          3.   One (1)  1/2" VHS video cassette of the final rough cut version.

          4. Six (6) 1/2" VHS video cassettes of the final version with pulled-up black (two-second spacer).

          5.  Two (2) D-2 videotapes of the earliest generation for telecast.

C.   PROMOTIONAL MATERIALS

     To enable ABC to promote the programs effectively and for in-house sales use, the Packagers shall deliver to ABC's On-Air Promotion Department as soon as available or no later than three weeks prior to air, the following:

     1.   For a film program (work print):

          a. D-2 videotape with drop frame time code and VITC with dialogue on ch. 1, effects (if any) on channel 2 and stereo music (if any) on channel 3 and channel 4.
          b. 3/4" video cassette with matching drop frame time code on ADDRESS TRACK and visible in the lower left third of the picture within title safe, without Dolby encoding.

2.   Videotape shows (line feed or unsweetened, edited version):

          a.   D-2 videotape with continuous drop frame time code and VITC.
          b. 3/4" video cassette with matching drop frame time code on ADDRESS TRACK and visible in the lower left third of the picture within title safe, without Dolby encoding.

VI.  ABC AFTERSCHOOL SPECIALS - (Continued)

     PROMOTIONAL MATERIALS (continued)

     3.   For film and videotape programs as soon as available:

          a. Main title and end credit music (vocal version and/or instrumental version with lead instrument replacing vocal) in stereo on DAT at 48 K with no sync tone and no noiser reduction encoded tracks. In addition, the entire musical score in same format with same specs as mentioned above.

          b.   Textless main title sequence on D-2.

          c.   Main title/logo animation over keyable background on Beta SP.

     4.   Upon completion of the pilot and programs:

          a. D-2 videotape with dialogue on channel 1, effects on channel 2 and stereo music on channels 3 and 4 with drop frame time code and VITC.

          b. 3/4" video cassette with matching drop frame time code on ADDRESS TRACK and visible in lower left third of the picture within title safe, without Dolby encoding.

VII. PILOTS

     A.   Programs produced on film.

          The Packager is to deliver:

          1.   One (1)  1/2" VHS video cassette of each day's dailies.
          2. Two (2) 1/2" VHS video cassettes of the final rough cut with pulled-up blacks (two-second spacer).
          3. Six (6) 1/2" VHS video cassettes of the final version with pulled-up blacks (two-second spacer).
          4. Four (4) 3/4" video cassettes of the final version with pulled-up blacks (two-second spacer).
          5. Two (2) D-2 videotapes of the earliest generation with pulled-up blacks (two-second spacer).

     B.   Programs produced on videotape.

          The Packager is to deliver:

          1. Two (2) 1/2" VHS video cassettes of the rough cut with pulled-up blacks (two-second spacer).
          2. Six (6) 1/2" VHS video cassettes of the final version with pulled-up blacks (two-second spacer).
          3. Four (4) 3/4" video cassettes of the final version with pulled-up blacks (two-second spacer).
          4. Two (2) D-2 videotapes of the earliest generation with pulled-up blacks (two-second spacer).

NOTE: Reference A and B. If the pilot is scheduled for telecast, the Packager is required to deliver two (2) D-2 videotapes of the earliest generation conforming to the requirements of the Network telecast format.

NOTE: See Promotional Delivery Requirements section for Promotion Department requirements.

VIII.     ADVERTISING AGENCY SUPPLIED PROGRAMS
          (i.e. client owned programs)

          The Advertising Agency is to deliver:

          A.   Two (2)  1/2" VHS video cassettes.

          B.   Two (2) D-2 videotapes of the earliest generation for telecast.

          NOTE: If the Network does the commercial integration, the Advertising Agency will be charged the standard per commercial integration charge.

IX.  PROMOTIONAL MATERIALS FOR PILOTS AND PROGRAMS

          To enable ABC to promote the Programs effectively and for in-house sales use, the Packager shall deliver to ABC's On-Air Promotion Department as soon as available or no later than two (2) weeks prior to air, the following:

     A.   For a film program (work print):

          1. D-2 videotape with drop frame time code and VITC with dialogue on ch. 1, effects (if any) on ch. 2 and stereo music (if any) on ch. 3 (left) and ch. 4 (right).

          2. 3/4" video cassette with matching drop frame time code on ADDRESS TRACK and visible in the lower left third of the picture within title safe, with dialogue and effects (if any) on ch. 1 and mixed music (if any) on ch. 2 without Dolby encoding.

     B. Videotape shows (line feed or unsweetened, edited version):

          1.   D-2 videotape with continuous drop frame time code and VITC.

          2. 3/4" videocassette with matching drop frame time code on ADDRESS TRACK and visible in the lower left third of the picture within title safe, without Dolby encoding.

     C.   For film and videotape programs as soon as available:

          1. Main title and end credit music (vocal version and/or instrumental version with lead instrument replacing vocal) in stereo on DAT at 48 K with no noise reduction encoded tracks. In addition, for MFTV and Mini-series, the entire musical score in same format with same specs as mentioned above.

          2.   Textless main title sequence on D-2.

          3.   Main title/logo animation over keyable background on Beta SP.

     D.   Upon completion of the pilot and programs:

          1. D-2 videotape with dialogue on ch. 1, effects on ch. 2 and stereo audio on ch. 3 (left) and ch. 4 (right) with drop frame time code and VITC.

          2. 3/4" videocassette with matching drop frame time code on ADDRESS TRACK and visible in lower left third of the picture within title safe, with dialogue and effects on ch. 1 and music mixed on ch. 2 without Dolby encoding.

                                                              Issued May 2, 1994


SCOPE:

          The purpose of this document is to provide the operational and technical specifications which will serve as a guide to those producing commercial, program, public service and promotional tapes for playback on the ABC Television Network.

APPLICATION:

          This specification outlines the requirements that must be met to assure satisfactory videotape reproduction on ABC facilities. They are based largely on standards published by SMPTE and EIA, modified and supplemented as necessary to reflect ABC's experience. All such standards shall be the latest revision.

          ABC reserves the right, at all its offices, to refuse to broadcast or otherwise utilize television tape recordings which, in its opinion, are technically unsatisfactory.

     These specifications are subject to change.

     Beginning with the fall, 1994 season, the approved videotape format for the delivery of program, commercial, public service and promotional material will be SMPTE D-2.

1.   D-2 SPECIFICATION:

     1. The videotape shall meet the specifications in ANSI/SMPTE standard 246M, D-2 Composite Format Magnetic Tape.

     2. The videotape cassette shall not exceed "L" size and shall conform to ANSI/SMPTE 226M.

     3. The videotape physical and technical recording characteristic shall meet or exceed the parameters set forth in ANSI/SMPTE 244M, 247M, 248M and SMPTE RP155 with reference to time, data, audio & control recording.

     4. The tape shall not require the playback machine to drop into error concealment mode due to defects on the tape or its surface.

2.   ONE INCH SMPTE TYPE "C" SPECIFICATION:

     1.  The videotape shall meet the specifications in ANSI/SMPTE 25M.

     2. The videotape reel size shall not exceed 90 minutes and shall meet the parameters set forth in ANSI/SMPTE 24M - Current Revision, American National Standard for Vision Recording - 1" Reel Dimensions.

     3. At least 15 seconds of tape wrap shall be provided at the head of each reel.

     4. The videotape physical and technical recording characteristic shall meet or exceed the parameters set forth in ANSI/SMPTE 20M.

     5. The reference carrier frequencies, pre-emphasis and de-emphasis shall conform to those specified in SMPTE RP86 - Current Revision, Video Recording Parameters for 1" Type C Helical-Scan Video Tape Recording.

     6. The reference levels and response parameters of the videotape recording shall conform to ANSI/SMPTE 20M - Current Revision, American National Standard for Video Recording - 1" Type C Recorders and Reproducers - Frequency Response and Reference Level.

     7. The tape shall be longitudinally oriented for helical recording. "Dropouts" manifested as horizontal streaks shall be no more than one (1) per ten-second interval or portion thereof.

     8.  The tape shall be a continuous medium without splices.

     9. The tape shall be free, on its coated side, from indentations, creases, scratches, and other imperfections. The edge of the tape shall be free from nicks, tears, and similar defects.

3.   LEADER:

     1. At the head of the tape there shall be a leader, consisting of video and audio conforming to ANSI/SMPTE 256M.

     2. The video and audio test signals on the leader shall accurately represent the program, commercial, public service or promotional material in:

          Video Level         Differential Gain
          Sync Level          Differential Phase
          Set-up              Weighted Video Signal-to-Noise Ratio
          Blanking Width      SCH Phase
          Chroma Level        Audio Level
          Chroma Phase        Audio Phase
                              Audio Signal-to-Noise Ratio

     3. A second video test signal of at least 10 seconds shall be included on the leader, adjacent to the test signal specified in #1 above, and shall be a modulated ramp or NTC-7 composite test signal. The audio associated with this signal shall be a 10 kHz sine wave 10 dB below reference level.

     4.  The slate portion of the leader shall include the following:

               Title of the program or commercial
               Show or commercial title (episode)
               Show or commercial I.D. (ISCI number)
               Date of Transfer
               Reel Number
               Audio Mode (Stereo, Mono or Surround Sound)
               Indication if material is Closed Captioned.

     5. The signal timing parameters of the video test signal shall meet SMPTE 170M.

     6. The test signal to commercial or program video or vertical interval signal performance shall as follows:

     VITS or PGM to test signal video ratio            (plus or minus)2 IRE
     VITS to PGM video ratio                           (plus or minus)2 IRE
     VITS of PGM to test signal phase ratio            (plus or minus)1 degree
     VITS to PGM phase ratio                           (plus or minus)1 degree

     7. The peak luminance level of the video test signal shall not exceed 100 IRE.

     8. The peak video level of the color bar test signal shall not exceed 100 IRE.

     9.  The set-up level of the Color Bar test signal shall be 7.5 IRE.

     10. The video weighted signal-to-noise ratio using CCIR unified weighting filter shall be at least 54 dB when measured off the tape.

     11. The audio signal-to-noise ratio of the 400 Hz test signal shall be at least 55dB (D-2) or 46Db (1 inch type "C") when measured off the tape.

     19. There shall be crystal black following the end of the program and commercial material.

4.   VIDEO:

     1.  The Video signal shall conform to the specifications in SMPTE 170M.

     2.  There shall be no false starts.

     3. SCH phase (subcarrier to horizontal timing) shall be maintained continuously across all edits (color-framed edits) and shall be maintained (plus or minus)10 (degrees).

     4. Commercial or program luminance level (maximum white level) shall nominally be 100 IRE with an absolute maximum of 105 IRE as measured with an IRE filter.

     5. The Commercial or program video level (luminance and chrominance) shall have an absolute maximum of 110 IRE.

     6.  The video signal color burst shall be 40 (plus or minus)1 IRE.

     7.  The video signal sync level shall be 40 IRE (plus or minus)1 IRE.

     8.  The set-up level shall be 7.5 IRE (plus or minus)2 IRE.

     9.  The differential phase of the video signal shall not exceed 4 degrees.

     10.  The differential gain of the video signal shall not exceed 4%.

     11. Commercials must be exact length from start of message to end of message, eg; 30 sec (less than or equal to 900 frames). Messages running over length may be clipped at the end by ABC.

5.   VERTICAL BLANKING INTERVAL:

     1. The program and commercial video's vertical interval must be cleared of all extraneous signals.

     2. If vertical interval signals are supplied, the only acceptable signals and their locations are as follows:

     Line 14       Both Fields -  Vertical Interval Time Code
                                  (See Time Code section later in this
                                  document)

     Line 15       Both Fields -  VIR (Optional)

     Line 16       Both Fields -  Vertical Interval Time Code
                                  (Optional)
                                  (See Time Code section later in this
                                  document)

     Line 20       Filed 2     -  NTC-7 Composite Test Signal

     Line 21       Both Fields -  Closed Captioning plus EDS (EIA60-8)

6.   AUDIO:

     1. Tracks 1 and 2 of the videotape are to be used for program audio signals.

     2. Material produced with stereo audio shall be delivered with discrete left on Track 1 and discrete right on Track 2.

     3. Material produced with monophonic audio shall be delivered with an identical monophonic mix on Tracks 1 and 2.

     4.   ABC does not accept any noise reduction encoded tracks.

     5.   All audio shall be in accordance with SMPTE RP148.

     6. Monophonic sections within the stereo material shall be recorded in phase and at an equal level on both tracks. This material must be in phase (plus or minus)10 across the audio bandwidth.

     7.   No separate (third) monophonic track is required with stereo material.

     8. The stereo material shall be monitored in mono to assure that no cancellation or "buildup" effects occur.

     9. Regarding creative post production techniques in mixing stereo material, we advise that, as is now common practice in stereo mixing for theatrical features, the dialogue be kept in the center position (with possible rare exceptions).

     10a  D-2 FORMAT

     Normal speech shall deflect the peak program meter from -4 to 0, where 0 is peak program level. Loud passages will occasionally deflect the meter to +1 for short durations with the majority of levels not exceeding 0. Excursions beyond +1 should be infrequent and should not sustain more than 1 second. There is an absolute limit of +4 for momentary excursions. Extended quiet passages (except for periods of dead silence) should deflect the meter to a least -15.

     10b  ONE INCH FORMAT

     Normal speech shall deflect the vu meter -10 to -2 vu. Loud passages will occasionally deflect the meter to +1 vu for short durations with the majority of levels not exceeding 0 vu. Excursions beyond +1 vu should be infrequent and should not sustain more than 1 second. There is an absolute limit of +4 vu for momentary excursions. Extended quiet passages (except for periods of dead silence) should deflect the meter to at least -15.

     11. It is not ABC's policy to equalize, compress or ride levels on program audio. However, if the dynamic range of the audio signal exceeds practical broadcast limits, or if the level limitations mentioned in item 10 (above) are exceeded, it may be necessary to reduce the range to that acceptable for the transmission and broadcast systems. The adjustment will be made at the discretion of the operating engineer.

     12. The maximum operating level (0) shall be in accordance with current recommendations from SMPTE.

     13. The frequency response shall be (plus or minus)2 dB from 50 Hz to 15 kHz on an interchange basis, with respect to 1kHz.

     14. The signal-to-noise ratio shall be at least 55 dB (D-2) and 46 dB (1 inch type "C") unweighted with respect to the operating level.

     15. Harmonic distortion shall be no greater than 1% at operating level and shall not exceed 3% at 8 dB above this level.

     16. The phase between tracks shall not exceed 10 degrees (D-2) or 20 degrees (1" type "C") over the audio bandwidth.

7.   SURROUND SOUND:

     1. All tapes which have the audio recorded in surround sound shall have the following recorded between the head slate described below and the test signals/tones which follow the head slate.

           A. A head slate as described above in section 4 of the leader description with indication that the material is recorded in surround sound. This slate shall be at least fifty (50 seconds) long.

           B.  The audio associated with this head slate shall be as follows:

               1.  Ten (10) seconds of silence (46 db below operating level).

               2. Ten (10) seconds of 1 kHz tone on both channels at reference level.

               3. Ten (10) seconds of 400 Hz tone on both channels at 8 dB below reference level.

               4. Ten (10) seconds of 10 kHz tone on both channels at 16 dB below reference level.

               5. Ten (10) seconds of Pink Noise on both channels at 10 dB below reference level.

8.   TIME CODE:

     1. All tapes shall be recorded with SMPTE "drop frame" time code on the designated time code channel. This time code shall be SMPTE Color Frame Time Code. SMPTE 170M 4-Field Color Frame Sequence must be maintained. The relation of code address numbers to the A or B characteristics Color Video Frames is specified by SMPTE. An even code address identifies an A Video Frame and an odd code address identifies a B Video Frame. In the SMPTE 170M 4 field sequence, an even code address represents the video frame beginning at line five of field one. An odd code address represents the video frame beginning on line five of field three. Time Code synchronized to color video frames according to the SMPTE 170M standard is to be identified by a binary one encoded in flag bit 11.

     2.  The time code shall be recorded at peak program level (0).

     3.  All copies of identical material shall have identical time code.

     4. The time code at the beginning of the program material shall start at 01:00:00:00. ABC requests that program producers provide frame-accurate time code readings to identify the start of each "item" on ABC's program format.

     5.  The time code shall be continuous.

     6.  VITC shall be on lines 14 and, optionally, additionally on line 16.

 7. All time code signals, whether audio or video shall be simultaneously and identical.

 8. Commercial suppliers shall supply the commercial's ISCI number in VITC user bits.

 9.  LABELING OF REELS AND BOXES:

     1.  The label on the reel and the box shall include the following:

         Title of the program or commercial.
         Show or commercial title (episode)
         Show or commercial I.D. (ISCI number)
         Date of the transfer
         Reel Number
         Audio Mode (Stereo or Mono)
         If Closed Captioned
         Tape generation

     2. All commercials and programs must be delivered broken down individually on reels, not spools, in boxes.

10.  ELECTRONIC LABELING OF TAPE:

     1.  ISCI in VITC user bits is the only allowed method.

11.  OPERATING PARAMETERS:

     1.  TRANSMISSION:

     a)  Stereo

     Both tracks of the stereo material will be aired to both channels of the transmission system.

     b)  Mono

     Both tracks of the mono material will be aired to both channels of the transmission system.

     2.  INTEGRATION:

     a)  Stereo Program

     If a stereo commercial is to be integrated into a stereo program, both tracks of stereo commercial are integrated onto the respective tracks of the stereo program.

     If a mono commercial is to be integrated into a stereo program, both tracks of the mono commercial will be integrated onto both tracks of the stereo program.

     b)  Mono Program

     If a mono commercial is to be integrated into a mono program, the mono commercial will have both tracks integrated into both tracks of a mono program.

     If a stereo commercial is to be integrated into a mono program, the stereo commercial will have both tracks integrated respectively into both tracks of the mono program.

                                   Appendix A


Material sent to the ABC Television Network for non-air uses may be sent on any consumer/industrial formats. The audio tracks on these small format videotape cassettes shall be as follows:

                                2 TRACK FORMATS

Track 1        Program Audio
Track 2        Time code or program audio

                                3 TRACK FORMATS

Track 1        Program Audio Left
Track 2        Program Audio Right
Track 3        Time Code

                                4 TRACK FORMATS

Track 1        Program Audio Left
Track 2        Program Audio Right
Track 3        FM Program Audio L
Track 4        FM Program Audio R

Applicable to all Prime Time and non-Prime Time Programming. Credits which are included on theatrical feature motion pictures are exempt from the terms of this policy.

ABC expects this Credit Policy to be honored and will not acknowledge contrary third party contractual agreements.

     I.   Time Limitations

          A. Credits placed at the beginning of all programs regardless of length.

               1. Exclusive of all cast credits and the main program title, credits placed at the beginning of the program may not exceed a maximum of fifteen seconds (:15). Only credits for Executive Producer (provided such individual has actually performed services on the program - see item F), Producer, Writer, Director, Creator, one discretionary credit card, and, where required by collective bargaining agreements, the Director of Photography, Art Director, and Film Editor are acceptable for such use.

               2. The use of any or all of the above credits at the beginning of the program will be at the Producer's election. Those credits not utilized at the beginning of the program may be added to the end credit unit of the program in accordance with items B2, C2, or D2. No credit may be placed over the last Act or Tag.

          B. Credits placed at the end of all programs sixty minutes in length or less.

               1. Exclusive of cast, credits placed at the end of the program may not exceed a maximum of twenty-five seconds (:25), plus a portion or all of the fifteen seconds (:15) not used at the beginning of the program. Included in this category are credits required by ABC Broadcast Standards and Practices and/or collective bargaining agreements, discretionary credits and such consideration credits as prizes, transportation, wardrobe, etc.

               2. The maximum time allowance for all program credits, exclusive of cast, may not exceed forty seconds (:40).

          C. Credits placed at the end of all programs longer than sixty minutes, but not more than two hours in length.

     1. Exclusive of cast, credits placed at the end of the program may not exceed a maximum of forty-five seconds (:45), plus a portion or all of the fifteen seconds (:15) not used at the beginning of the program. Included in this category are credits required by ABC Broadcast Standards and Practices and/or collective bargaining agreements, discretionary credits and such consideration credits as prizes, transportation, wardrobe, etc.

     2. The maximum time allowance for all program credits, exclusive of cast, may not exceed sixty seconds (:60).

D. Credits placed at the end of all programs longer than two hours in length.

     1. Exclusive of cast, credits placed at the end of the program may not exceed a maximum of sixty-five seconds (:65), plus a portion or all of the fifteen seconds (:15) not used at the beginning of the program. Included in this category are credits required by ABC Broadcast Standards and Practices and/or collective bargaining agreements, discretionary credits and such consideration credits as prizes, transportation, wardrobe, etc.

     2. The maximum time allowance for all credits, exclusive of cast, may not exceed eighty seconds (:80).

E. Unless viewer-involving action footage and dialogue is used, there shall be no non-credit footage between superimposed credits. If approved, the action footage and dialogue time without credits is not included in the above limitations, but the additional time should be kept to approximately :15.

F. There may be no screen credit afforded to above-the-line staff personnel of the Production Company unless they are performing services in traditional above-the-line functions on the particular program. For example, there may be no Executive in Charge of Production credit or Executive Producer credit unless such persons have actually performed services on the program.

          G. There may not be more than one screen credit afforded to outside services hired by the Production Company. For example, in the case of a Production Consultant, ABC would prefer that the consultant, rather than the firm, be credited, but not both.

          H. On program telecast two or more times per week, credits may only be given once per week. In those cases involving credits required by collective bargaining agreements, the terms of such agreements shall, of course, prevail.

          I. For Children's Programming, the maximum time allowance for all program credits, exclusive of cast, may not exceed thirty seconds (:30).

II.  Copyright Notices
     -----------------

     ABC prefers that the Producer's copyright notice be placed at the end of the program.

III. Use of Production Company Credit(s), Logo(s)
     --------------------------------------------

     A Production Company shall be entitled to one (1) screen credit (or logo). There may be no credit for additional Production Companies unless each Production Company has a contractual co-production agreement with the principal Production Company. ABC prefers that there be one (1) Production Company logo in a program (but will approve up to three. In this case, the end credit music must carry over the first two logos and the total maximum length is eight seconds [:08]).

     When multiple Production Companies are involved, and when not all of the co-production companies receive a logo, these credits are to be placed immediately preceding the logo(s) in the same graphic style and background as the end credits and should contain the legend "in association with." If more than one, these co-production company credits should be combined on one card or as few cards as possible.

     A single Production Company credit or logo is not to exceed five seconds (:05) and is to be the last item in the closing credit unit. Production Company credit(s) and logo(s) are included in the total running time limitations as reflected in items IB, IC and ID.

     There may be no Distributor credit.

IV.  Commercial Business Credit

     There may not be any credit in the form of a logo for a commercial business. These credits, if any, must be in the same type style as the other credits.

V.   ABC Facilities Credit

     Any program which is taped at an ABC facility in New York will have the following credit included within the end credits of the program prior to the production company logo:

                                 Videotaped at
                             ABC Television Center
                                  in New York

     If a program is taped at an ABC facility in Hollywood, the credit would read:

                                 Videotaped at
                             ABC Television Center
                                  in Hollywood

     If the program is videotaped before a studio audience at an ABC Television Center, and the producer wishes to make note of the fact, this wording should be included within the above facilities credit.

                               Videotaped before
                              a studio audience at
                             ABC Television Center
                                  in New York

     If the program is live, the word "produced" should be substituted for "videotaped."

VI.  Audio Over End Credits

     The audio that the producer provides over closing credits must lend itself to voice-over announcements which will be added live at the time of air by ABC. This means that the closing credit area must be free of any voice over and/or clashing musical lyrics which could not be faded down for ABC voice over announcements. We require instrumental music with no lyrics.

     See Section "E" for policy exception to the above.

VII. Credit Approval

     Program credits must be submitted to ABC for approval by Program Administration and Broadcast Standards and Practices. If the program is videotaped using ABC personnel, the credits must be further approved by Broadcast Operations and Engineering.

REVISED:  June 21, 1994

                  ABC VIDEO ENTERPRISES DELIVERY REQUIREMENTS

                                      ALSO

            ATTACHED AND INCORPORATED IN THESE DELIVERY REQUIREMENTS

To:       MELANIE TOPP

From:     MARGE PONCE

Date:     SEPTEMBER 24, 1992

Subject:  ABC VIDEO ENTERPRISES DELIVERY REQUIREMENTS


          The following are ABC Video Enterprises requirements for all Television programming: movies, series, cartoons, etc.

     A. One (1) NTSC/PAL D2 Composite master videotape with a full English stereo mix left on Channel one, a full English stereo mix right on Channel Two, a fully filled foreign stereo music and effects left on Channel Three, a fully filled foreign stereo music and effects right on Channel Four, fully synchronized to picture with continuous drop frame time code starting first frame of picture at 00:00:00:00 on the address track. If any videotape of any Program delivered is not, in ABCD's sole judgement, of acceptable technical quality, ABCD shall have the right to require delivery of additional videotapes of the Program until ABCD has approved such videotape.

     B.   Technical Requirements for D2 NTSC Videotape

      1.  Front Porch            1.6 us (microseconds)  (plus or minus) .3 us
      2.  Back Porch             9.2 us                 (plus or minus) .2 us
      3.  Horizontal Sync        4.7 us                 (plus or minus) .1 us
      4.  Horizontal Blanking    10.8 us                (plus or minus) .2 us
      5.  Vertical Blanking      21 lines
      6.  Video Level            100 ire
      7.  Black Level            7.5 ire
      8.  Burst Level            40 ire
      9.  Sync Level             40 ire                 (plus or minus) 6 ire
     10.  Audio Level            0 DB
     11.  Equalizing             2.3 us                 (plus or minus) 1 us
     12.  Vertical Pulse         27.1 us                (plus or minus) 1 us
     13.  Burst Cycle             9 cycles              (plus or minus) 1 cycle
     14.  Breezeway              .6 us                  (plus or minus) .2 us

      C.  Technical Requirements for D2 PAL Videotape

      1.  Front Porch            1.5 us                 (plus or minus) .15 us
      2.  Back Porch             10.5 us                (plus or minus) .15 us
      3.  Horizontal Sync        4.7 us                 (plus or minus) .1 us
      4.  Horizontal Blanking    12.0 us                (plus or minus) .15 us
      5.  Vertical Blanking      25 lines
      6.  Video Level            100 ire
      7.  Black Level            0. ire
      8.  Burst Level            300 mv (microvolts)    (plus or minus) .9 mv
      9.  Sync Level             300 mv                 (plus or minus) .9 mv
     10.  Audio Level            0 DB
     11.  Equalizing             2.3 us                 (plus or minus) 1 us
     12.  Vertical Pulse         27.3 us                (plus or minus) 1 us

     13.  Burst Cycle            10 cycles               (plus or minus) 1 cycle
     14.  Breezeway              .9 us                   (plus or minus) .1 us

     D. Access to master dubbing track to manufacturer 1/2" Four-Track fully filled foreign music and effects track.

     E. One (1) D2 NTSC Videotape and one (1) DC PAL Videotape of Neutral Title Backgrounds (Textless) for Main Titles and End Credits, Titles that appear over Act One and ny location titles, subtitles or dates that appear throughout the program.

     F. One copy of complete credit list for Main Titles and End Credits with full Production and Technical Credits. Location Titles, Subtitles or date titles must be included with this list.

     G. One (1) DAT cassette copy of all music from final mixed version. All music must be audible for Music Clearance and Registration purposes.

     H. One (1) copy of the music cue sheets of the Program, which shall specify the author of each musical composition involved, the publishing company and performing rights society controlling the rights in each such piece of music and its specific location in the Program, the location where the music was recorded and the names of the composer and arranger.

     I.   One (1) copy of an English dialogue continuity of the Program.

     J.   One (1) CLEAN script as close as possible to an As-Broadcast Script.

     K.   Copies of all Program agreements and a schedule of residuals.

     L.   Laboratory access to any available print material.

     If you have any questions, please call me at x4146.

cc:  Jack Halsbond, NY
     File

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